Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Jodie Pozo-Olano, for Educate, Inc.
540/720-9811/ Jodie@sequoiapr.com

Cherie Stewart for LeapFrog Enterprises, Inc.
510/596-3343/ cstewart@leapfrog.com

LEAPFROG AND EDUCATE TEAM UP TO CREATE NEW PRE-K

THROUGH GRADE 12 RETAIL LEARNING CENTER NETWORK

Leading Education Technology Products Maker and Sylvan Learning Center Parent

to Launch Up To 20 Learning Centers With New Pilot Program

(Emeryville, CA/Baltimore, MD) December 21, 2004 – LeapFrog Enterprises, Inc. (NYSE: LF), a leading designer, developer and marketer of innovative, technology-based educational products, and Educate, Inc. (NASDAQ: EEEE), a leading pre-K through 12th grade education services company and parent of Sylvan Learning Center and Catapult Learning, today announced a new business partnership. The two education companies are joining forces on a pilot program to create a network of branded retail learning centers that will deliver an affordable, high quality, fun, learning experience to thousands of pre-K to grade12 students throughout the country.

Through this partnership, LeapFrog and Educate will open up to 20 learning centers throughout the country in the next two years. The parties will leverage Educate’s 25 years of tutoring and education experience in its Sylvan Learning Center business with LeapFrog’s innovative educational technology products, including the LeapTrack® Assessment & Instruction System, to create an affordable, innovative and engaging learning center model.

LeapFrog and Educate Team Up to Create

New K-12 Retail Learning Center Network

December 21, 2004

The new learning centers will offer a range of research-based, educational services for pre-K to grade 12 students.

This new learning center model will be grounded in basic academic subjects, including reading, language arts, and math, with services being delivered using an approach which students will find interesting and entertaining. Educate, directly and through its Sylvan Learning Center franchise system, will operate the retail learning centers and provide the educational structure and service format along with business systems and methodologies. A combination of LeapFrog’s consumer products and SchoolHouse™ instructional programs will be licensed by Educate.

“Our collective vision is to build a leading network of affordable learning centers that will supplement children’s educational needs in positive and fun ways,” said Tom Kalinske, chief executive officer, LeapFrog Enterprises, Inc. “We are excited to create this pre-K through 12th grade learning center network with Educate - bringing together our world-class products with their educational strengths and operational excellence.”

“In today’s knowledge economy, more and more parents are investing in education, to give their children the best start possible,” said Chris Hoehn-Saric, chairman and chief executive officer, Educate, Inc. “We are meeting this growing demand by expanding our offerings to serve students of all ages, in all communities, at a variety of price points, with a variety of services. That is why we are excited about teaming up with LeapFrog to offer parents a new choice in affordable, fun, learning services. These new centers will help young students improve core learning skills by combining LeapFrog’s innovative instructional approach with the high quality learning experience that has been Educate’s hallmark for 25 years.”

With consumer spending for education continuing to grow, the LeapFrog/Educate venture will provide consumers with a broader selection of affordable education services at convenient locations in a variety of communities around the country.

About Educate, Inc.

Educate, Inc. (NASDAQ: EEEE) is a leading K-12 education services company delivering high quality, research-based education solutions to students at tutoring centers, at schools, and at home. Educate’s consumer tutoring business, Sylvan Learning Centers, the nation’s best-known and most trusted tutoring brand, operates the nation’s largest network of tutoring centers, providing

LeapFrog and Educate Team Up to Create

New K-12 Retail Learning Center Network

December 21, 2004

supplemental, remedial and enrichment instruction in the United States and Canada. Educate’s school partnership business unit, Catapult Learning, is a leading provider of educational services to public and non-public schools, including the supplemental education services called for by the No Child Left Behind Act. eSylvan, which provides live, online tutoring via the internet, serves the at home tutoring market. In its 25 year history, Educate has provided trusted, personalized instruction to millions of students, improving their academic achievement and helping them experience the joy of learning.

About LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. Emeryville, California-based LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for children from birth to 16 years.

LeapFrog’s award-winning U.S. consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse™ curriculum programs are currently in classrooms across the U.S. with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content.

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Forward-looking Statements

This release includes statements and information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding the number of co-branded learning centers to be opened and operated by Educate, the anticipated growth rate of tutoring markets, and the projected consumer spending on education. Such forward-looking statements involve risks and uncertainties, including the acceptance by consumers of the co-branded learning centers, Educate’s ability to develop, locate and open co-branded learning centers on a cost-effective basis, Educate’s ability to develop and expand the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; Educate’s ability to effectively manage business growth; increased competition from other educational service and product providers; changes in laws and government policies and programs; changes in the acceptance of Educate’s services by institutional customers and consumers; changes in retailer and customer relationships; the seasonality of operating results for the tutoring services market and for the consumer retail market; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in LeapFrog’s and Educate’s filings with the Securities and Exchange Commission, available for viewing at www.sec.gov. All forward-looking statements are based on information available to LeapFrog and Educate on the date of this Release. Neither LeapFrog nor Educate undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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LEAPFROG, LEAPTRACK, SCHOOLHOUSE and the LeapFrog logo are trademarks or registered trademarks of LeapFrog Enterprises, Inc. SYLVAN and eSYLVAN are trademarks or registered trademarks of Educate, Inc. All other trademarks are property of their respective owners.

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